EXHIBIT 10.4

REVOLVING LINE OF CREDIT PROMISSORY NOTE

Amount: $750,000	Date: August 1, 2015

WHEREAS, the Borrower has borrowed funds from the Lender from time to time and the parties desire to enter into a note which provides for advances from time to time on an unsecured basis.

THEREFOR, FOR VALUE RECEIVED, CO-DIAGNOSTICS, INC. a Utah corporation, (referred to as the ”Borrower”) promises to pay to CO-DIAGNOSTICS, LTD., a Turks and Caicos limited company, ( referred to as the “Lender”), or order, at its address the sum of SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($750,000) or the aggregate unpaid principal balance of all advances made to the Borrower by Lender pursuant to this Note from time to time (“Advances”), whichever is less, on March 31, 2015 (“Maturity Date”) in lawful money of the United States and in immediately available funds, with interest on the unpaid principal balance of this Revolving Line of Credit Note (“Note”) at the rate of Twelve percent (12%) per annum.

All Advances made pursuant to this Note shall be made in the sole discretion of the Lender and Lender may refuse to make additional Advances at any time and for any reason.

The principal balance and all accrued but unpaid interest is due in full on the Maturity Date.

If the final payment due under this Note is not paid on its due date or within fifteen (15) days thereafter, or if the Borrower otherwise defaults under the terms of this Note, then the holder hereof may accelerate this Note and declare the entire balance due and owing whereupon the Borrower agrees to pay the entire balance of the Note upon demand.

Each payment shall be applied first to the payment of interest and thereafter to the payment of principal. In the event of non-payment of any interest, the final payment or the accelerated principal in the event of default, the Borrower agrees to pay all expenses of collection of this Note, including reasonable attorney’s fees and court costs incurred in any proceeding including any proceedings in the United States Bankruptcy Court. After acceleration, in the event of default, and after the due date and before and after judgment, this Note shall accrue interest at the rate of 18% per annum for each day after the Maturity Date that the principal amount remains unpaid until paid.

This Note shall be governed by the laws of the State of Utah.

Every maker, endorser or guarantor of this Note waives presentment, demand, notice, protest and all other notices in connection with the deliver, acceptance, default or enforcement of this Note and each agrees that the holder, from time to time, may renew, modify or extend performance of obligations hereunder without their consent.

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IN WITNESS WHEREOF, the Borrower has caused this Note to be executed as of the date above set forth.

BORROWER: CO-DIAGNOSTICS, INC. a Utah corporation

By:	/s/ Dwight H. Egan
its

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